EXHIBIT (a)(1)(J)
FOR IMMEDIATE RELEASE


                 ENDO PHARMACEUTICALS HOLDINGS INC. ANNOUNCES
                    EXTENSION OF OFFER TO PURCHASE FOR CASH
                UP TO 13,500,000 CLASS A TRANSFERABLE WARRANTS
               AND ANY AND ALL CLASS B NON-TRANSFERABLE WARRANTS
                             AT $0.75 PER WARRANT


CHADDS FORD, Pa., January 15, 2002 -- Endo Pharmaceuticals Holdings Inc. (Nasdaq: ENDP) announced today that it has extended its current offer to purchase up to 13,500,000 of its Class A Transferable Warrants (Nasdaq: ENDPW) and any and all of its Class B Non-Transferable Warrants at a price of $0.75 per Warrant until 12:00 midnight, New York City time, on January 16, 2002. The offer was originally scheduled to expire at 12:00 midnight, New York City time, on January 14, 2002 and had been previously extended to 12:00 midnight, New York City time, on January 15, 2002.

         The Company has filed an amendment to its Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC") confirming the extension.

         This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any Warrants of Endo Pharmaceuticals Holdings Inc. The offer is being made solely by the Offer to Purchase and the related Letter of Transmittal. Investors are urged to read the Company's Tender Offer Statement on Schedule TO filed with the SEC in connection with the tender offer, which includes as exhibits the Offer to Purchase and the related Letter of Transmittal, as well as any amendments or supplements to the Statement when they become available, because they contain important information. Each of these documents has been or will be filed with the SEC, and investors may obtain them for free from the SEC at the SEC's website (www.sec.gov) or from MacKenzie Partners, Inc., the information agent for the tender offer, by directing such request to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, NY, 10010, telephone (212) 929-5500 or (800) 322-2885.

ABOUT ENDO

         Endo is a fully integrated specialty pharmaceutical company with market leadership in pain management products. The company researches, develops, produces and markets a broad product offering of both branded and generic pharmaceuticals, meeting the needs of healthcare professionals and consumers alike. This and past press releases of Endo Pharmaceuticals Holdings Inc. are available at Endo's Web site at http://www.endo.com.


CONTACT: ROBERT SIEGFRIED/JEREMY FIELDING

Kekst and Company
212-521-4800